Exhibit 99.1

FOR IMMEDIATE RELEASE

COREPOINT LODGING REPORTS SECOND QUARTER 2018 RESULTS

IRVING, Texas – August 13, 2018 – CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper midscale segments, today reported operational and financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights

•	Completed spin-off from La Quinta Holdings Inc. (“La Quinta”) on May 30, 2018
•	Began trading on the New York Stock Exchange as a stand-alone public company on May 31, 2018 and rang the NYSE Opening Bell® to honor the occasion
•	Net loss attributable to common stockholders of $48 million; loss from continuing operations of $28 million
•	Comparable RevPAR of $63.29, an increase of 5.6% from the same period in 2017 with 230 bps of RevPAR Index market share growth
•	Pro Forma Adjusted EBITDAre of $58 million
•	Pro Forma Adjusted FFO of $42 million
•

Completed the construction phase of 9 significant hotel renovations, bringing the total number of repositioning projects with construction complete to 48 hotels, as part of the Company’s strategic repositioning program

•	Entered into a new $1.035 billion CMBS facility loan and a new $150 million revolving credit facility

“We are extremely pleased to have completed the spin-off of CorePoint Lodging from La Quinta, which positioned us as the only publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper midscale select-service hotels,” said Keith Cline, President and Chief Executive Officer of CorePoint.  “We have assembled a highly experienced team to execute on our strategic priorities of proactive asset management, value-enhancing investments, disciplined capital allocation, and maintaining a strong balance sheet.  We believe CorePoint is well-positioned to capture imbedded growth opportunities for value creation in the near-to-medium term and to grow and diversify its portfolio over time.”

Selected Statistical and Financial Data

(Unaudited, $ in millions, except RevPAR and ADR)

	Historical (1)(2)
	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	% Change		2018	2017	% Change
Net Income (Loss) Attributable to Common Stockholders	$(48)	$17	NM	(3)	$(63)	$18	NM	(3)
Income (Loss) from continuing operations, net of tax	$(28)	$19	NM	(3)	$(38)	$24	NM	(3)
Total Revenues	$233	$225	3.6%		$429	$429	0.0%

	Pro Forma (2)(4)
	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Pro Forma Adjusted EBITDAre	$58	$68	(14.7%)	$95	$116	(18.1%)
Pro Forma Adjusted FFO	$42	$52	(19.2%)	$64	$84	(23.8%)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	Change		2018	2017	Change
Comparable Occupancy (5)	69.8%	69.2%	60	bps	65.2%	66.1%	(90)	bps
Comparable ADR (5)	$90.74	$86.64	4.7%		$90.04	$86.13	4.5%
Comparable RevPAR (5)	$63.29	$59.92	5.6%		$58.66	$56.90	3.1%
Pro Forma Hotel Adjusted EBITDAre margin (2)	26.9%	31.6%	(470)	bps	24.4%	28.4%	(400)	bps
(1)

Historical balance reflects, for accounting and financial reporting purposes, La Quinta as being spun-off from CorePoint.  With this presentation, the La Quinta franchise and management business are reported as discontinued operations for all periods presented.

(2)	Applicable amounts include a positive insurance expense adjustment of approximately $9 million recognized in the second quarter of 2017.
(3)	Changes in terms of percentage is not meaningful.
(4)

Refer to “Pro Forma Financial Information” below and tables attached to this earnings release for a discussion and reconciliation of the Pro Forma financial information and adjusted results of operations.

(5)	Comparable hotel portfolio includes 306 hotels of the total 316 hotels owned as of June 30, 2018.

Second Quarter 2018 Financial and Operating Results

The Company reported net loss attributable to common stockholders of $48 million, or $0.82 loss per fully diluted share, for the quarter ended June 30, 2018, compared to net income attributable to common stockholders of $17 million, or $0.29 income per fully diluted share, in the quarter ended June 30, 2017. The year over year difference is primarily due to higher corporate general and administrative expenses, loss on extinguishment of debt, and loss from discontinued operations, each associated with the Company’s spin-off completed in the second quarter of 2018.

Comparable RevPAR for the second quarter of 2018 increased 5.6% over the same period of 2017, primarily driven by an increase of 4.7% in comparable ADR.  Top performing markets included Atlanta, Dallas Fort Worth, West Texas, and New Orleans.

Pro Forma Adjusted EBITDAre for the second quarter of 2018 was $58 million as compared to $68 million on a pro forma basis for the same period in 2017.  Increases in rooms revenue during the second quarter of 2018 were offset by increases in rooms expense, including to payroll and third-party travel agent commissions.  With respect to rooms expense, the Company continues to experience competitive wage pressures and an increased need for contract labor.  A portion of the payroll expense increase also relates to labor investments made to grow the sales force across the portfolio.  The year over year variance in Pro Forma Adjusted EBITDAre is primarily due to a prior year positive insurance expense adjustment of approximately $9 million recognized in the second quarter of 2017.

Hurricane disruption continued to have an impact on the Company’s business in the second quarter of 2018, posing significant challenges for certain hotels.  The Company estimates that the impact of the hurricanes on second quarter 2018 results was a reduction of approximately $3 million, net of approximately $1 million of business interruption proceeds received, in Adjusted EBITDAre as compared to the same period in 2017.  The majority of these losses are expected to be recovered in the future through the Company’s business interruption insurance coverage as noted further below.

Hurricanes Harvey and Irma

During the third quarter of 2017, two major hurricanes made landfall impacting areas serviced by CorePoint hotels.  Many of the Company’s hotels in affected areas were impacted by the storms, sustaining property damage, damage to infrastructure surrounding the hotels, and business interruption.

As of June 30, 2018, approximately 1,000 rooms remain out of service, including approximately 540 rooms at five properties in Florida that remain closed.  The Company currently expects four of the five closed hotels to be re-opened by the end of 2018.  CorePoint expects that insurance proceeds, excluding any applicable insurance deductibles, will be sufficient to cover a significant portion of the property damage to the hotels and the related operating loss.

Capital Investments and Hotel Strategic Repositioning Program

The Company invested $45 million in the second quarter of 2018 on capital improvements, including approximately $18 million related to its ongoing hotel strategic repositioning program.

In the fourth quarter of 2016, the Company began execution of a significant capital investment plan to invest over $200 million in 54 hotels with a focus to reposition these assets upward within their local markets.  The scope of these strategic repositioning projects includes, but is not limited to, enhancing guestrooms, expanding public areas and upgrading exterior elements.  Renovations incorporated elements of the “Del Sol” prototype, which is the newest build and design package for the La Quinta brand and related assets.  During the second quarter of 2018, the construction phase of an additional 9 hotel renovations was completed.  As a result, as of June 30, 2018, 48 of these hotels had completed the construction phase of the project and have been, or are now in the process of being, reintroduced to their markets with encouraging early results.  The Company expects to invest the substantial majority of the remaining approximately $20 million of capital spend associated with the strategic repositioning program in the second half of 2018.

Tax Matters Agreement Update

As previously disclosed, in connection with the spin-off and La Quinta merger transaction, the parties agreed to set aside $240 million as a reserve amount to pay certain taxes that will be due as a result of the spin-off and related transactions.  If the tax amount due is less than $240 million, the remaining amount will be paid to CorePoint in cash.

As of the May 30, 2018 spin-off date, CorePoint and its tax advisors estimated that CorePoint would receive approximately $56 million based on estimated tax gain valuations. These valuations involve complex analysis and assumptions, including the estimate for an adjusted tax basis of CorePoint’s assets and liabilities.  Due to the complex nature of the analysis, CorePoint recently engaged a second tax advisor to review the calculation and perform its own independent analysis.  As a result of this ongoing work, while CorePoint expects the $240 million reserve to be more than sufficient to cover the ultimate tax liability, it now believes that the tax due may be substantially higher than the original estimate, which could significantly reduce the cash payment to CorePoint.

Balance Sheet and Liquidity

At the end of the second quarter of 2018, the Company had total debt outstanding of $1.060 billion, which consisted of the following:

(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Balance Outstanding
CMBS Loan (1)	L + 2.75%	June 2025	$1,035
Revolving Credit Facility (2)	L + 4.50%	May 2021	25
Total Debt			$1,060
(1)

Maturity date assumes the exercise of all borrower extension options.  Initial maturity date is June 2020, with borrower options to extend the initial maturity date for five successive terms of one year each. Amount shown represents gross balance outstanding.

(2)

$150 million revolving credit facility.  Maturity date assumes the exercise of all borrower extension options.  Initial maturity date is May 2020, with borrower option to extend the initial maturity date for one term of one-year.

Total cash and cash equivalents were $80 million as of June 30, 2018, excluding lender escrows of approximately $15 million.  As of June 30, 2018, the Company had $125 million of availability on its revolving credit facility.  Subsequent to June 30, 2018, the Company used a portion of its cash and cash equivalents to repay the $25 million drawn on its revolving credit facility, thereby increasing its total availability to $150 million.

Subsequent to June 30, 2018, the Company sold one hotel located in Huntsville, Texas for a total gross sales price of $2 million, substantially the same as the GAAP carrying value.

Dividend

On August 6, 2018, the Board of Directors declared a cash dividend of $0.067 per share of common stock with respect to the second quarter of 2018, which represents an anticipated regular quarterly dividend of $0.20 per share of common stock prorated for the period of the completion of CorePoint’s spin-off from La Quinta on May 30, 2018 through the last day of the second quarter.  The second quarter dividend is payable on September 14, 2018 to stockholders of record as of August 30, 2018.  All future dividends will be at the sole discretion of CorePoint’s Board of Directors.

Outlook

CorePoint anticipates that its full-year 2018 operating results will be in the following range:

($ in millions)

Metric	Low-End	High-End
Comparable RevPAR Growth	3.00%	4.25%
Pro Forma Adjusted EBITDAre	$177	$187

The Company currently estimates the impact of the ongoing disruption caused by Hurricanes Harvey and Irma to result in a reduction of approximately $18 million to $22 million of Pro Forma Adjusted EBITDAre for the full-year 2018, which is captured in its outlook range.  The majority of these losses are expected to be recovered in the future through the Company’s business interruption insurance coverage.

Pro Forma Adjusted EBITDAre assumes an annual run rate of approximately $20 million for corporate general and administrative expenses, excluding stock-based compensation expense and separation costs related to the spin-off.

The Company’s achievement of anticipated full-year 2018 operating results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

A reconciliation of anticipated full-year 2018 Pro Forma Adjusted EBITDAre to the closest GAAP financial measure is not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity and low visibility with respect to forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for the spin-off and other related expenses, impairment charges, gains or losses on sales of assets, and the timing and magnitude of other amounts in its reconciliation of historic numbers.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Webcast and Earnings Call

The Company will provide prepared remarks in a call for investors and other interested parties on Monday, August 13, 2018 beginning at 5:00 p.m. Eastern Time.

The call may be accessed by dialing (866) 435-7430, or (409) 350-3281 for international participants, and entering the passcode 5695467.  Participants may also access the call via webcast by visiting the Company's investor relations website at www.corepoint.com/investors. You are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time.  The replay of the call will be available from approximately 8:00 a.m. Eastern Time on August 14, 2018 through midnight Eastern Time on August 21, 2018. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 5695467. The archive of the webcast will be available on the Company's website for a limited time.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements relating to the expected timing, completion and effects of the ongoing hotel strategic repositioning program, as well as other statements representing management’s beliefs about, future events, transactions, strategies, operations and financial results and other non-historical statements, including, without limitation, the statements in the “Outlook” section of this press release. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: risks related to the Company’s recent spin-off from La Quinta and the merger of La Quinta’s management and franchise business with Wyndham Worldwide Corporation; business and financial risks inherent to the lodging industry; macroeconomic and other factors beyond the Company’s control; the geographic concentration of the Company’s hotels; the Company’s inability to compete effectively; the Company’s concentration in the La Quinta brand; the Company’s dependence on the performance of La Quinta and other third-party hotel managers; covenants in the Company’s hotel franchise agreements that limit or restrict the sale of its hotels; risks posed by the Company’s acquisition, redevelopment, repositioning, renovation and re-branding activities, as well as its disposition activities; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions; the growth of internet reservation channels; and the Company’s substantial indebtedness. Additional risks and uncertainties include, among others, those risks and uncertainties described in the Company’s Information Statement included as Exhibit 99.1 to the Form 10 filed with the SEC on May 7, 2018, as such factors may be updated from time to time in the Company’s periodic filings with the SEC. You are urged to carefully consider all such factors. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only to expectations as of the date of this communication. The Company does not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this communication, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If the Company makes any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Pro Forma Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Pro Forma Hotel Adjusted EBITDAre, and Pro Forma Hotel Adjusted EBITDAre margin. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable GAAP measure for historical periods.

Pro-Forma Financial Information

Certain financial measures and other information have been adjusted for CorePoint’s historical debt and related balances and interest expense to give the net effect to financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the periods presented. When presenting such information, the amounts are identified as “Pro forma.”  The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable.  Accordingly, the unaudited Pro Forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving Pro Forma effect actually occurred on the dates indicated.

About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels.  CorePoint owns a geographically diverse portfolio of 315 hotels and more than 40,000 rooms across 41 states in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of all La Quinta branded hotels, except for one Baymont branded hotel.  For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Investor Relations & Media

Kristin Hays

214-501-5632

investorrelations@corepoint.com

COREPOINT LODGING INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

REVENUES:
Rooms	$228	$221	$420	$421
Other	5	4	9	8
Total Revenues	233	225	429	429
OPERATING EXPENSES:
Rooms	98	89	185	174
Other departmental and support	30	29	59	58
Property tax, insurance and other	17	10	35	27
Management and royalty fees	9	—	9	—
Corporate general and administrative	39	19	63	38
Depreciation and amortization	39	34	76	68
Other, net	3	(1)	2	(3)
Total Operating Expenses	235	180	429	362
Operating Income (Loss)	(2)	45	—	67
OTHER INCOME (EXPENSES):
Interest expense	(18)	(12)	(31)	(24)
Other income, net	4	—	4	—
Loss on extinguishment of debt	(10)	—	(10)	—
Total Other Expenses, net	(24)	(12)	(37)	(24)
Income (Loss) from Continuing Operations Before Income Taxes	(26)	33	(37)	43
Income tax expense	(2)	(14)	(1)	(19)
Income (loss) from continuing operations, net of tax	(28)	19	(38)	24
Loss from discontinued operations, net of tax	(20)	(2)	(25)	(6)
Net Income (Loss) Attributable to CorePoint Lodging Stockholders	$(48)	$17	$(63)	$18
Earnings (loss) per share:
Basic and diluted from continuing operations	$(0.48)	$0.32	$(0.65)	$0.41
Basic and diluted from discontinued operations	(0.34)	(0.03)	(0.43)	(0.10)
Basic and diluted earnings (loss) per share	$(0.82)	$0.29	$(1.08)	$0.31

RECONCILIATIONS

Prior to the consummation of CorePoint’s spin-off from LaQuinta on May 30, 2018, CorePoint had no material business transactions or activities. In connection with the spin-off, La Quinta conveyed its owned real estate assets and certain related assets and liabilities to CorePoint and CorePoint completed certain debt financing transactions.

The unaudited pro forma financial data for the three and six months ended June 30, 2018 and 2017 are presented as if the spin-off and related transactions all had occurred on January 1, 2017. The unaudited pro forma combined financial information excludes items that are not expected to have a continuing effect on the Company. Adjustments include CorePoint’s historical debt and related balances and interest expense to give the net effect to financing transactions that were completed in connection with the spin-off, incremental fees based on the terms of the post spin-off management and franchise agreements, the removal of costs incurred related to the spin-off, the establishment of CorePoint as a separate stand-alone public company, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure, and adjustments to reflect post spin-off corporate general and administrative costs. Further adjustments have been made to reflect the effects of hotels disposed of during the periods presented. The Pro Forma financial measures are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable.  Accordingly, the unaudited pro forma financial data is not necessarily indicative of our financial position or results of operations had the transactions described above for which we are giving pro forma effect actually occurred on the dates indicated.

The tables below provide a reconciliation of the pro forma financial information, for the Company to the Company’s historical information, a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to Net Income, both on a pro forma and historical basis and a reconciliation of FFO and Adjusted FFO to Net Income, both on a pro forma and historical basis.  We believe this financial information provides meaningful supplemental information because it reflects the portion of the La Quinta business that was conveyed to CorePoint and the ongoing effects of the other spin-off related transactions. This represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA”, “EBITDAre”, “Adjusted EBITDAre”, “Hotel Adjusted EBITDAre”, “FFO” and “Adjusted FFO” for a further explanation of the use of these measures.

“EBITDA.” EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense, and (iii) depreciation and amortization.  The Company believes EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures.  EBITDA is a commonly used measure in many industries.

“EBITDAre.” The Company presents EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”).   NAREIT defines EBITDAre as net income or loss, excluding interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of property, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.  The Company believes EBITDAre is a useful performance measure to help investors evaluate and compare the results of the Company’s operations from period to period.  EBITDAre is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.

“Adjusted EBITDAre.”  The Company adjusts EBITDAre when evaluating its performance because the Company believes that the adjustment for certain items, such as reorganization and separation transaction expenses, acquisition and disposition transaction expenses, stock-based compensation expense, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding its ongoing operating performance. The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management team to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in the Company’s industry.

EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net (loss) income, cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•	EBITDAre and Adjusted EBITDAre do not reflect changes in, or cash requirements for, the Company’s working capital needs;
•	EBITDAre and Adjusted EBITDAre do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;
•	EBITDAre and Adjusted EBITDAre do not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•	EBITDAre and Adjusted EBITDAre do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDAre and Adjusted EBITDAre do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDAre and Adjusted EBITDAre differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDAre and Adjusted EBITDAre should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Hotel Adjusted EBITDAre” measures property-level results before corporate-level expenses and is a key measure of the hotel’s profitability. The Company presents Pro Forma Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Hotel Adjusted EBITDAre margin” represents the ratio of Pro Forma Hotel Adjusted EBITDAre to pro forma total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from sales of property, impairment, and the cumulative effect of changes in accounting principles, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO as a supplemental non-GAAP measure of our performance. We calculate FFO for a given operating period in accordance with NAREIT guidelines. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. As noted by NAREIT in its April 2002 “White Paper on Funds From Operations,” since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, NAREIT adopted the FFO metric to promote an industry-wide measure of REIT operating performance.  The Company’s presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the NAREIT definition, or that interpret the current NAREIT definition differently.

We also present Adjusted FFO when evaluating our performance because management believes that the exclusion of certain additional items provides useful supplemental information to investors regarding our ongoing operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO: stock-based compensation expense, amortization of deferred finance costs, reorganization and separation transaction expenses, loss on extinguishment of debt, straight-line ground lease expense, gains or losses on hedging instruments, acquisition and disposition transaction expense, and other items not indicative of our ongoing operating performance.

FFO and Adjusted FFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure. FFO and Adjusted FFO may not be comparable to similarly titled measures employed by other companies.

PRO FORMA ADJUSTED EBITDAre NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Net Income (Loss) attributable to CorePoint Lodging Stockholders	(48)	17	(63)	18
Interest expense	18	12	31	24
Income tax expense	2	14	1	19
Depreciation and amortization	39	34	76	68
Loss from discontinued operations	20	2	25	6
EBITDA	31	79	70	135
Casualty (gain) loss	3	(1)	2	(3)
EBITDAre	34	78	72	132
Stock-based compensation	1	2	2	4
Reorganization costs	26	5	38	9
Loss on extinguishment of debt	10	—	10	—
Other, net	(1)	—	—	2
Adjusted EBITDAre	70	85	122	147
Pro forma adjustments (1)	(12)	(17)	(27)	(31)
Pro Forma Adjusted EBITDAre	$58	$68	$95	$116

(1)

Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, and adjustments to reflect the effects of hotels disposed of during the periods presented.

PRO FORMA ADJUSTED HOTEL EBITDA AND PRO FORMA TOTAL REVENUE

NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Pro Forma Adjusted EBITDAre	$58	$68	$95	$116
Pro forma cash corporate, general and administrative (1)	5	3	10	6
Pro Forma Hotel Adjusted EBITDAre	$63	$71	$105	$122

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Total Revenue	$233	$225	$429	$429
Pro forma adjustments (2)	1	—	2	—
Pro Forma Total Revenue	$234	$225	$431	$429

(1)	Pro forma adjustments include adjustments to reflect the post spin-off corporate, general and administrative costs.
(2)	Pro forma adjustments include adjustments to reflects the effects of hotels disposed of during the periods presented and adjustments related to additional revenue from loyalty program reimbursements.

PRO FORMA ADJUSTED FFO NON-GAAP RECONCILIATION

(unaudited, in millions)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Net Income (Loss) attributable to CorePoint Lodging Stockholders	(48)	17	(63)	18
Depreciation and amortization	39	34	76	68
Loss from discontinued operations	20	2	25	6
Casualty (gain) loss	3	(1)	2	(3)
NAREIT FFO attributable to stockholders	14	52	40	89
Stock-based compensation	1	2	2	4
Amortization of deferred financing costs	3	2	4	3
Reorganization costs	26	5	38	9
Loss on extinguishment of debt	10	—	10	—
Other, net	(1)	—	—	2
Adjusted FFO attributable to stockholders	$53	$61	$94	$107
Pro forma adjustments (1)	(11)	(9)	(30)	(23)
Pro forma adjusted FFO attributable to stockholders	$42	$52	$64	$84

Weighted average shares-diluted (2)	59.0	58.2	58.8	58.2

Pro forma adjusted funds from operations per share-diluted	$0.71	$0.89	$1.09	$1.44

(1)

Pro forma adjustments include adjustments for incremental fees based on the terms of the post spin-off management and franchise agreements, adjustments to reflect the post spin-off corporate general and administrative costs, adjustments to reflect the effects of hotels disposed of during the periods presented, adjustments to income tax expense based on CorePoint’s post spin-off REIT tax structure and adjustments for CorePoint’s historical debt and related balances and interest expense (including the amortization of deferred financing costs) to give the net effect to financing transactions that were completed in connection with the spin-off.

(2)

Weighted average shares were adjusted in the historical periods for the one for two stock split that occurred on May 30, 2018 and assumes that all shares were fully dilutive for the three and six months ended June 30, 2018 and 2017.

COREPOINT LODGING INC.

CERTAIN DEFINED TERMS

Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms sold in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.

“Occupancy” represents the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for CorePoint.

RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as credit card fees and commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability than changes in RevPAR driven by occupancy levels. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.

“Comparable hotels” are defined as hotels that were active and operating in our portfolio for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year; except for: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that become subject to a purchase and sale agreement; or (iii) hotels in which comparable results are otherwise not available. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy and RevPAR between periods for the set of comparable hotels existing at the reporting date versus the results of the same set of hotels in the prior period. Of the 316 hotels in our portfolio as of June 30, 2018, 306 have been classified as comparable hotels for the three and six months ended June 30, 2018.